Exhibit 23.1

Consent of Analysis, Research & Planning Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88580 and No. 333-152954) and S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of Ingersoll-Rand Company Limited (the “Company”) of (i) the references to us in the form and context in which they appear in such registration statements, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims in such registration statements.

November 7, 2008

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez, Ph.D
Name: Thomas Vasquez, Ph.D
Title: Vice President